EXHIBIT 99.1
Fastenal Company Reports 2016 First Quarter Earnings
WINONA, Minn., April 12, 2016 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended March 31, 2016. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share (basic) were as follows for the periods ended March 31:

	Three-month Period
	2016	2015	Change
Net sales	$986,680	953,317	3.5%
Business days	64	63
Daily sales	$15,417	15,132	1.9%
Pre-tax earnings	$199,851	203,512	-1.8%
% of sales	20.3%	21.4%
Net earnings	$126,227	127,606	-1.1%
Net earnings per share (basic)	$0.44	0.43	2.3%
BUSINESS UPDATE
Fastenal is a growth focused organization and we constantly strive to make investments into the growth drivers of our business. These investments typically center on people. By adding more people we add to our ability to interact with and to serve our customers from our local store and to back them up in some type of support role. In recent years this investment has also centered on more industrial vending devices to serve our customers’ needs on a 24 hours a day, 7 days a week basis.
The table below summarizes our store employee count and our total employee count at the end of the periods presented. This is intended to demonstrate the change in energy (or capacity). Later in this document we discuss the average full-time equivalent employee count to help explain the expense trends in more detail. The final two items below summarize our investments in industrial vending machines and in store locations.

				Change Since:
	Q1 2015	Q4 2015	Q1 2016	Q1 2015	Q4 2015
End of period total store employee count	12,907	13,961	13,658	5.8%	-2.2%
Change in total store employee count				751	-303

End of period total employee count	19,218	20,746	20,509	6.7%	-1.1%
Change in total employee count				1,291	-237

Industrial vending machines (installed device count)	48,545	55,510	56,889	17.2%	2.5%
Number of store locations	2,624	2,622	2,626	0.1%	0.2%
Recap of growth drivers during the quarter:

(1)
During 2015, we added 1,668 people into our stores. We are currently holding back on headcount additions in all areas except for vending support and our IT development center. As noted above, our store employee count has dropped by 303 since the end of December 2015. At the end of March 2016, our store employee count was up 5.8% (on a twelve month basis) versus being up 13.6% at the end of December 2015 (on a twelve month basis). We expect to continue to hold back on headcount additions until daily sales growth rates move closer to mid-single digits.

(2)
After several years of holding back on store openings and even contracting our total store base, we plan to expand our pace of store openings in 2016 with a goal of opening 40 to 60 new stores (an increase of approximately 2% over our number of stores as of December 31, 2015). We opened 17 and 2 stores in the first quarter of 2016 and 2015, respectively, and we closed or consolidated 12 and 13 stores in the first quarter of 2016 and 2015, respectively. Most of these closed or converted locations were in multiple store markets with expiring leases and the impact to sales was not considered meaningful.

(3)
We are seeing a very strong pace of national account signings (defined as new customer accounts with a multi-site contract). In the first quarter of 2016 and 2015, we signed 50 and 35 new contracts, respectively. In the recent past (2011 to 2014), the typical ratio of growth versus contraction in sales to our top-100 customers was 3:1 (75 grew and 25 contracted). By the fourth quarter of 2015 the ratio was at parity; 49 grew (32 with growth of 10% or more) and 51 contracted (37 with contraction of 10% or more). In the first quarter of 2016 this ratio has improved slightly; 53 grew (38 with growth of 10% or more) and 47 contracted (31 with contraction of 10% or more).

(4)
We have continued to expand our Onsite business (defined as dedicated sales and service provided from within the customer's facility). Our goal is to sign 200 Onsite customer locations in 2016, and we signed 48 in the first quarter of 2016. During 2015 we signed 82 new Onsite customer locations, of which 58 became operational in 2015, and another 18 became operational in the first quarter of 2016. Of the remaining six locations, four are scheduled for implementation in the second quarter of 2016, and the final two were canceled due to a market slowdown.

(5)
We converted approximately 185 additional stores to the CSP 16 (Customer Service Project 2016) format in the first quarter of 2016, bringing the total number of stores converted to this format to approximately 985 as of March 31, 2016. This merchandising footprint, disclosed at our November 2015 Investor Day, involves expanded inventory placement at our store locations to enhance same-day capabilities.

(6)
The net sales of our Canadian business, which grew about 7% in 'local currency' based on local business days during the first quarter of 2016, improved from approximately 4% growth in the fourth quarter of 2015.

The following sections contain an overview of Sales and Sales Trends and Cash Flow Impact Items which contain a more in-depth discussion of the following:

1.	Sales growth, monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Operational working capital, balance sheet and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
This document is laid out with a brief narrative and supplemental information focusing on the most important aspects of our business in the current environment. Those aspects include: (1) what’s driving the weakness in sales growth, and (2) what is happening within the cash flow statement as we have been buying back some of our common stock and modifying our capital expenditure plans.
The most important thing to note before you read this is to remember Fastenal is several businesses within itself; a fastener distributor (about 40% of our business) and a non-fastener distributor (about 60% of our business).
FASTENER SALES
First and foremost, we are a fastener distributor. We have been in this business for almost 50 years. We are good at it. We have strong capabilities at sourcing and procurement, at quality control, at logistics, and at local customer service. Each of these capabilities is focused on the customer at the end of the supply chain. This business is split about 60% production/construction needs and about 40% maintenance needs. The former is a great business, but it can be cyclical because about 75% of our manufacturing customer base is engaged in some type of heavy manufacturing. The sale of production fasteners is also a sticky business in the short-term as it is expensive and time consuming for our customers to change their supplier relationships. While our customer base values the capabilities we bring to the table, in the last seven quarters this group of customers has seen a contraction in its production and therefore its need for fasteners. During this time frame, our fastener product line has seen its daily growth decrease from about 10% growth in the last six months of 2014 to about 6% contraction in the fourth quarter of 2015 and about 2% contraction in the first quarter of 2016. Said another way, our market share gains continue to be strong, but the contraction in purchases from our existing customers, plus some price deflation, has eliminated our growth and created contraction, which lessened from the fourth quarter of 2015 to the first quarter of 2016.
NON-FASTENER SALES
Second, we have a non-fastener maintenance and supply business. We have actively pursued this business in the last 20 to 25 years. The capabilities we developed as a fastener distributor, described above, provide a backbone to growing this ‘newer’ business. This backbone has been enhanced in the last five years with our added capabilities in industrial vending. Given our local customer service, we believe we have a structural advantage in the industrial vending business. There is more to industrial vending than the device or the financial resources to deploy; we believe the ability to replenish with a local team from an integrated supply chain network (i.e., the 'Team behind the Machine') is critical to the long-term success of this channel. Because of these capabilities, the non-fastener business remains more resilient. However, similar to our fastener business, our non-fastener business has generally weakened in the last seven quarters. During this time frame, daily sales of our non-fastener product line experienced growth of about 18% in the last six months of 2014, contracted to about 2% growth in the fourth quarter of 2015, and improved slightly to about 5% growth in the first quarter of 2016.

Please read through the detailed Sales and Sales Trends section later in this document for additional insight.
Our gross profit decreased from 50.8% in the first quarter of 2015 and 49.9% in the fourth quarter of 2015 to 49.8% in the first quarter of 2016. The relationship between sales and gross profit depends on our success within our large account business (an area that is still under-represented in our customer mix). The large account end market produces a below average gross profit; however, it generally leverages our existing network of capabilities and allows us to enjoy strong incremental operating income growth. This customer mix change (large versus smaller), as well as our product mix change (from fasteners to non-fasteners), over time are a constant drain on our gross profit. We continued to face these headwinds during the first quarter of 2016 as our national accounts sales grew approximately 5%. We expect the customer mix and product mix change to continue into the future. We saw a noticeable squeezing of discretionary spending by our customers in November and December 2015, which produced a noticeable drop in the sale of less frequently purchased products and reduced our gross profit during the fourth quarter of 2015. This improved slightly during the first quarter of 2016.
In regards to operating expenses, we added 1,291 people to the Fastenal organization in the last twelve months (about 77% of these people were added to a store or some other type of selling location). This provided a meaningful increase in our capacity. However, we needed to fund this increased capacity. We did this by managing our total operating and administrative expenses outside of payroll related costs. This allowed us to invest in store personnel and fund that investment in a weak economic environment. During the first quarter of 2016, our payroll related expenses increased due to the addition of store based and other selling personnel, the addition of personnel related to the acquisition of Fasteners, Inc. in the fourth quarter of 2015, and the addition of vending specialists and information technology development resources. Below is a quick recap of our full-time equivalent headcount to supplement the information discussed earlier in this document:

				Change Since:
	Q1 2015	Q4 2015	Q1 2016	Q1 2015	Q4 2015
Average full-time equivalent store employee count	10,421	11,436	11,473	10.1%	0.3%
Average full-time equivalent total employee count	15,544	16,901	17,096	10.0%	1.2%
Note – Full-time equivalent is based on 40 hours per week.
We touched on our industrial vending earlier, but here is a quick recap: During the first quarter of 2016, we signed 4,647 devices (we signed 4,016 devices in the fourth quarter of 2015 and we signed 3,962 devices during the first quarter of 2015), our installed device count on March 31, 2016 was 56,889 (an increase of 17.2% over March 31, 2015), and the percent of total net sales to customers with industrial vending was 44.5%. Our total daily sales to customers with industrial vending grew 3.6% over the first quarter of 2015. However, daily sales of non-fastener products to customers with vending grew 7.4%, while daily sales of fasteners to customers with vending contracted 5.5%.
Finally, some thoughts on capital allocation: During the latter half of 2014, throughout 2015, and into the first quarter of 2016, we have been modifying our capital allocation by buying back some common stock. One factor influencing our stock buybacks is our external valuation. Our relative stock valuation had weakened over the last several years, which prompted us to reassess our cash deployment. To this end, we have spent approximately $396 million buying back stock in the last seven quarters and have repurchased approximately 3.3% of our outstanding shares from the start of this time frame. We are mindful of our shareholders’ expectations relative to our dividend paying history and have primarily funded this buyback with debt. In 2015, 2014, and 2013, our net capital expenditures, expressed in dollars and as a percentage of net earnings, were $145 million (28.1%), $184 million (37.2%), and $202 million (44.9%), respectively. We previously indicated our net capital expenditures would be approximately $128 million in 2016. We now believe, given the new vending locker lease agreement and a stronger start to vending signings, we will have total net capital expenditures of approximately $197 million in 2016. We plan to fund this increase, as well as some of our previously planned capital expenditures, with the proceeds of a proposed private placement of debt. Please read through the detailed Cash Flow Impact Items section, and the Condensed Consolidated Statements of Cash Flows, for additional insight.
SALES AND SALES TRENDS
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure these products is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.

Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase our activity with them. However, execution is hard work. First, we recruit service-minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we have a great team behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund our growth and to support the needs of our customers.
SALES GROWTH
Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and daily sales were as follows:

	Three-month Period
	2016	2015
Net sales	$986,680	953,317
Percentage change	3.5%	8.8%
Business days	64	63
Daily sales	$15,417	15,132
Percentage change	1.9%	8.8%
Impact of currency fluctuations (primarily Canada)	-0.8%	-1.0%
The increase in net sales in the periods noted for 2016 and 2015 came primarily from higher unit sales. The higher unit sales resulted primarily from increases in sales at older store locations and to a lesser degree the opening of new store locations in the last several years. Net sales were also impacted by some price deflation in our fastener products, which was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our industrial vending initiative has stimulated faster growth with a subset of our customers. The impact on net sales of the change in currencies in foreign countries (primarily Canada) relative to the United States dollar is noted in the table above.
MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.
Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	3.3%	2.6%	0.0%
2015	12.0%	8.6%	5.6%	6.1%	5.3%	3.7%	3.2%	1.6%	-0.3%	-0.8%	-1.1%	-3.8%
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2016 group – opened 2014 and earlier, 2015 group – opened 2013 and earlier, and 2014 group – opened 2012 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	2.2%	1.4%	-1.4%
2015	11.2%	7.8%	4.8%	5.4%	4.6%	3.2%	2.6%	1.0%	-0.9%	-1.1%	-2.1%	-5.0%
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2016 group – opened 2011 and earlier, 2015 group – opened 2010 and earlier, and 2014 group – opened 2009 and earlier). This group, which represented about 90% of our total sales in the first three months of 2016, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	1.7%	1.3%	-1.7%
2015	10.8%	7.2%	4.8%	5.6%	4.6%	3.1%	3.1%	1.3%	-1.1%	-1.0%	-1.8%	-5.3%
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our net sales growth over the last several years. In the first three months of 2016, it lowered our net sales growth by 0.8%. During the years 2015 and 2014, it lowered our net sales growth by 1.2% and 0.5%, respectively.
Beginning in 2013, the fastener product line was heavily impacted by our industrial production business. These customers utilize our fasteners in the manufacture/assembly of their finished products. The end markets with the most pronounced weakening included heavy machinery manufacturers with exposure to: mining, military, agriculture, and construction. Our sales to customers engaged in light and medium duty manufacturing (largely related to consumer products) began to improve late in 2013 and into 2014. This made sense given the trends in the PMI Index at that time.
In the first quarter of 2014, our sales growth was hampered in January and February due to a weak economy and foreign exchange rate fluctuations (primarily related to the Canadian dollar); however, the biggest impact was a severe winter in North America and its negative impact on our customers and our trucking network. In March 2014, the weak economy and negative foreign exchange rate fluctuations continued; however, the weather normalized and our daily sales growth expanded to 11.6%. This double digit growth in March was helped by the Easter timing (April in 2014). In the second quarter of 2014, the negative impact of the Easter timing was felt, and then a 'less noisy' picture emerged in May and June. Our sales to customers engaged in heavy machinery manufacturing (primarily serving the mining, military, agricultural, and construction end markets), which represents approximately one fifth of our business, had a very weak 2013, but stabilized late in 2013 and improved in 2014.
During 2015, our business weakened. As mentioned in prior disclosures, the weakening initially involved customers tied to the oil and gas sector, but grew during the course of the year to include customers across additional industries and in geographic areas not typically associated with the oil and gas sector. In November and December one distinct trend emerged involving customer plant shutdowns. This is not uncommon during the holiday season; however, we experienced a greater frequency and duration of shutdowns than in prior years during both late November and late December, with the trend more pronounced in late December.
As we indicated last fall, our customers are struggling with a weak economy. During the first quarter of 2016, the impact of seasonal plant shutdowns subsided and the true nature of the economy began to shine through. It indicates some improvements, but an economy that is still very weak. The first three months of 2016, as well as April and May of 2016, have some unusual 'noise' due to changing business day counts. The extra day in each of February, March, and May will tend to 'understate' the daily sales growth percentage and the missing day in January and April will tend to 'overstate' the daily sales growth number. The movement of Easter into March 2016 (versus April in 2015) will similarly tend to 'understate' daily sales growth in March 2016 and will tend to 'overstate' daily sales growth in April 2016.

Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in March 2016, in April 2015, and in April 2014), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples).
The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame will serve to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is comparable. The '2016', '2015', and '2014' lines represent our actual sequential daily sales changes. The '16Delta', '15Delta', and '14Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

											Cumulative
											Change from
											Jan. to
	Jan. (1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Mar.	Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	6.0%	15.9%
2016	0.4%	-0.8%	1.5%								0.7%
16Delta	-0.4%	-3.0%	-2.3%								-5.3%
2015	-3.6%	-0.1%	4.2%	-2.1%	3.4%	0.9%	-4.3%	4.1%	-0.9%	-2.0%	4.0%	2.9%
15Delta	-4.4%	-2.3%	0.4%	-2.5%	0.3%	-1.8%	-2.2%	1.6%	-4.6%	-0.8%	-2.0%	-13.0%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	10.3%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	4.3%	0.3%

(1)	The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2016	0.9%
2015	6.9%	3.8%	1.1%	-2.2%	2.3%
2014	9.0%	11.2%	13.7%	13.8%	12.0%
As indicated earlier, our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and operations). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (just under 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers. From a company perspective, daily sales growth rates of fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2016	-1.7%
2015	5.5%	0.0%	-4.4%	-6.2%	-1.4%
2014	1.6%	5.5%	9.9%	11.4%	6.9%

By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, daily sales growth rates of non-fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2016	4.7%
2015	11.7%	9.0%	5.9%	1.2%	6.8%
2014	14.2%	17.1%	17.6%	19.0%	17.2%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our strong industrial vending program. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2016	-0.4%
2015	6.2%	1.6%	-1.7%	-6.1%	-0.2%
2014	2.9%	7.5%	9.3%	12.6%	7.8%
Our non-residential construction business is heavily influenced by the industrial economy, particularly the energy sector. The volatility and weakness of energy prices has weakened this business, particularly in the last four quarters.
A graph of the sequential daily sales trends to these two end markets in 2016, 2015, and 2014, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
Manufacturing

Non-Residential Construction
CASH FLOW IMPACT ITEMS
As indicated earlier, we included this section to provide some added insight into the items that impact our cash flow.
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable, net and inventories were as follows:

	March 31:			Twelve-month Dollar Change		Twelve-month Percentage Change
	2016	2015	2014	2016	2015	2016	2015
Accounts receivable, net	$533,485	521,094	473,181	$12,391	47,913	2.4%	10.1%
Inventories	965,054	867,922	793,987	97,132	73,935	11.2%	9.3%
Operational working capital(1)	$1,498,539	1,389,016	1,267,168	$109,523	121,848	7.9%	9.6%

Sales in last two months	$678,326	639,843	583,324	$38,483	56,519	6.0%	9.7%
(1) For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in net accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years of our international business and of our large customer accounts has created meaningful difficulty with managing the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded Fastenal brands (private label), (5) expanded industrial vending solutions,

(6) national accounts and Onsite growth, (7) international growth, and (8) expanded stocking breadth at individual stores. While all of these items impacted both 2016 and 2015, items (3) through (8) had the greatest impact.
BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. Our operating cash flow as a percentage of net earnings was weaker in the first quarter of 2016 than in the first quarter of 2015 due to our current initiative to add additional products into store inventory under our CSP 16 format. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above. During 2015, and the first quarter of 2016, we incurred some debt to fund capital expenditures, purchases of our common stock, and payments of dividends as discussed earlier in this document.
Operating cash flow as a percentage of net earnings were as follows in 2016 and 2015:

	2016	2015
First quarter	127.8%	141.1%
Second quarter		57.7%
Third quarter		103.2%
Fourth quarter		129.5%
Year-to-date	127.8%	105.9%
Our dividends (on a per share basis) were as follows in 2016 and 2015:

	2016		2015
First quarter	$0.30		$0.28
Second quarter	0.30	(1)	0.28
Third quarter			0.28
Fourth quarter			0.28
Total	$0.60		$1.12
(1) The second quarter dividend was declared on April 11, 2016, and is payable on May 24, 2016 to shareholders of record at the close of business on April 26, 2016.
STOCK PURCHASES
During the first quarter of 2016, we purchased 1,600,000 shares of our common stock at an average price of approximately $37.15 per share. During 2015, we purchased a total of 7,100,000 shares of our common stock at an average price of $41.26 per share. We currently have authority to purchase up to an additional 1,300,000 shares of our common stock.
CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ANNUAL MEETING OF SHAREHOLDERS PRESENTATION
On Tuesday, April 19, 2016, we will be holding our annual meeting of shareholders at our offices at 2001 Theurer Boulevard, Winona, MN. The meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.

We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2016 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2017.
Our logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, the entering into of future arrangements with customers to lease a significant number of industrial vending machines (which could cause unexpected increases in capital expenditures or the need for additional hiring), difficulty in hiring, relocating, training or retaining qualified personnel, failure to accurately predict the number of North American markets able to support stores or to meet store opening goals, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position or our need to make capital expenditures, changes in credit market volatility, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature, price or availability of distribution, supply chain, and other technology (including software licensed from third parties) and services related to that technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
Assets	March 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$150,552	129,019
Trade accounts receivable, net of allowance for doubtful accounts of $11,434 and $11,729, respectively	533,485	468,375
Inventories	965,054	913,263
Prepaid income taxes	—	22,558
Other current assets	118,089	131,561
Total current assets	1,767,180	1,664,776

Property and equipment, net	826,736	818,889
Other assets, net	48,865	48,797

Total assets	$2,642,781	2,532,462

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$7,610	62,050
Accounts payable	158,496	125,973
Accrued expenses	179,351	185,143
Income taxes payable	56,216	—
Total current liabilities	401,673	373,166

Long-term debt	362,390	302,950
Deferred income tax liabilities	56,842	55,057

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 288,872,549 and 289,581,682 shares issued and outstanding, respectively	2,889	2,896
Additional paid-in capital	24,716	2,024
Retained earnings	1,826,958	1,842,772
Accumulated other comprehensive loss	(32,687)	(46,403)
Total stockholders' equity	1,821,876	1,801,289

Total liabilities and stockholders' equity	$2,642,781	2,532,462

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)
	Three Months Ended March 31,
	2016	2015
Net sales	$986,680	953,317

Cost of sales	495,220	469,267
Gross profit	491,460	484,050

Operating and administrative expenses	290,181	280,387
Loss (gain) on sale of property and equipment	106	(108)
Operating income	201,173	203,771

Interest income	61	99
Interest expense	(1,383)	(358)

Earnings before income taxes	199,851	203,512

Income tax expense	73,624	75,906

Net earnings	$126,227	127,606

Basic net earnings per share	$0.44	0.43

Diluted net earnings per share	$0.44	0.43

Basic weighted average shares outstanding	288,808	295,238

Diluted weighted average shares outstanding	289,124	295,937

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
	(Unaudited)
	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net earnings	$126,227	127,606
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	23,286	19,412
Loss (gain) on sale of property and equipment	106	(108)
Bad debt expense	2,070	2,883
Deferred income taxes	1,785	416
Stock-based compensation	1,000	1,620
Excess tax benefits from stock-based compensation	(5,092)	(451)
Amortization of non-compete agreements	132	132
Changes in operating assets and liabilities:
Trade accounts receivable	(64,372)	(66,065)
Inventories	(47,112)	(5,151)
Other current assets	13,472	18,140
Accounts payable	32,523	28,325
Accrued expenses	(5,792)	(5,059)
Income taxes	83,866	59,195
Other	(737)	(790)
Net cash provided by operating activities	161,362	180,105

Cash flows from investing activities:
Purchases of property and equipment	(29,681)	(43,922)
Proceeds from sale of property and equipment	949	1,663
Other	(200)	(23)
Net cash used in investing activities	(28,932)	(42,282)

Cash flows from financing activities:
Borrowings under credit facility	180,000	175,000
Payments against credit facility	(175,000)	(140,000)
Proceeds from exercise of stock options	20,514	2,080
Excess tax benefits from stock-based compensation	5,092	451
Purchases of common stock	(59,440)	(81,865)
Payments of dividends	(86,522)	(82,846)
Net cash used in financing activities	(115,356)	(127,180)

Effect of exchange rate changes on cash and cash equivalents	4,459	(4,349)

Net increase in cash and cash equivalents	21,533	6,294

Cash and cash equivalents at beginning of period	129,019	114,496

Cash and cash equivalents at end of period	$150,552	120,790

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,389	358
Net cash (received) paid for income taxes	$(12,197)	16,292

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282